UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ENERGY PARTNERS, LTD.

(Name of Registrant As Specified In Its Charter)
ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.

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EXHIBIT INDEX

EXHIBIT INDEX

Exhibit No.
99.1	Press release, dated August 28, 2006
99.2	Open letter to employees of Energy Partners, Ltd., dated August 28, 2006

Exhibit 99.1

News Release
ATS INC., A MEMBER OF AUSTRALIA’S WOODSIDE GROUP, TO MAKE ALL-CASH PROPOSAL TO ACQUIRE ENERGY PARTNERS, LTD. (“EPL”)
•	ATS to offer US$23.00 per share in cash, subject to an increase to US$24.00 per share in cash under certain circumstances

•	ATS proposal would provide a 25% premium (or, under certain circumstances, a 30% premium) to EPL’s latest closing price (25 August 2006) of US$18.40

•	Acquisition would build strongly on the Woodside Group’s existing presence in the Gulf of Mexico, while retaining EPL’s strong presence in the New Orleans area
Covington, Louisiana, 28 August 2006 — ATS Inc., a subsidiary of Woodside Petroleum Ltd. (ASX:WPL), Australia’s largest publicly listed oil and gas company, is making an all-cash proposal to acquire for US$23.00 per share the outstanding shares of common stock of Energy Partners, Ltd. (NYSE: EPL), an independent oil and gas producer which operates in the Gulf of Mexico.
ATS’s base offer price of US$23.00 per share represents a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	25%
30 calendar day average	28%
60 calendar day average	27%
90 calendar day average	24%

ATS currently holds 1,719,000 shares in EPL, or about 4.5% of the shares outstanding as reported in EPL’s latest quarterly filing.
ATS intends to take its offer directly to EPL’s stockholders by commencing an all-cash tender offer for the outstanding EPL shares. ATS’s offer is conditional on EPL stockholders voting down the company’s current merger agreement with Stone Energy Corporation (NYSE: SGY). Other standard terms and conditions will also apply. ATS intends to solicit proxies against this merger.
ATS is filing litigation in the Delaware Court of Chancery today seeking, among other things, to invalidate certain provisions of the merger agreement between SGY and EPL relating to two termination fees. The first fee has already been advanced from EPL on behalf of SGY in payment of a termination fee in respect of SGY’s previously announced merger with Plains Exploration and Production Company. The second fee would be payable from EPL to SGY in the event of a termination of their current merger agreement under certain circumstances.
If either termination fee is invalidated, ATS intends to benefit EPL’s stockholders by increasing the offer price to US$23.50 per share. This increased offer would represent a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	28%
30 calendar day average	31%
60 calendar day average	30%
90 calendar day average	27%

If both termination fees are invalidated, ATS intends to benefit EPL’s stockholders by increasing the offer price to US$24.00 per share. This increased offer would represent a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	30%
30 calendar day average	33%
60 calendar day average	33%
90 calendar day average	30%

Woodside Petroleum Ltd. is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange and has a market capitalization of about US$22 billion. Woodside has its headquarters in Perth, Australia and has about 3400 employees. It has exploration interests in eleven countries, and production from four.
Woodside is best known as the operator and one-sixth owner of the North West Shelf Venture, Australia’s biggest natural resources project. The Venture is a major producer of liquefied natural gas, liquid petroleum gas, pipeline gas, crude oil and condensate.
The Woodside Group has been active in the United States since 1999 and has offices in Los Angeles, Houston and Covington.

Media Contact:	Roger Martin
Telephone:	(985) 249 5300
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of EPL. The proposed tender offer for the outstanding shares of EPL common stock described in this press release has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”). EPL stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they become available because they will contain important information. EPL stockholders may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 1-888-750-5834.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 99.2

28 August 2006
Open Letter to the Staff of
Energy Partners, Ltd.
As you would know, Woodside’s wholly-owned subsidiary, ATS Inc., is making a tender offer for the shares in Energy Partners, Ltd. (“EPL”).
I wanted to take the time to let you know about the Woodside group of companies (“Woodside”), and why we have made this offer.
Woodside Petroleum Ltd, the parent company of the group, is a pure oil and gas company, established in 1954 with its headquarters in Perth, Australia. It is listed on the Australian Stock Exchange and has a market capitalisation of about US$22 billion. Our group has exploration in eleven countries, and production in four.
We are best known as the operator and one-sixth owner of the North West Shelf LNG Venture, Australia’s biggest natural resources project. The Venture is a major producer of liquefied natural gas, pipeline gas, liquid petroleum gas, oil and condensate.
Woodside has had a presence in the United States since 1999, and now has offices in Los Angeles, Houston and Covington. We have about 100 US staff and nearly all of them have extensive Gulf of Mexico experience.
For the past few years we have been increasing our focus in the Gulf of Mexico, where we have about 250 leases and have drilled eight exploration wells so far this year. We produce oil and gas from 19 fields and another five are under development.
Later this year, we will take possession of the Jack Bates semi-submersible drilling rig on a two-year contract, and we are excited about putting it to work in the deep waters of the Gulf.
EPL is a great company. We’re excited about the prospect of you becoming part of the Woodside story and we hope to convince you that Woodside is an exciting place to continue your careers.
We feel there are natural synergies in the expertise and experience EPL people can bring to Woodside, and the strength and opportunity for growth that Woodside can bring to EPL.
Like EPL, we returned to our offices in Louisiana as quickly as we could after last year’s hurricanes. Most of our US staff work from our offices in Covington and live in the greater New Orleans area.
We are committed to the area and intend to maintain EPL’s presence in the Gulf should our tender offer for the company be successful.
WOODSIDE PETROLEUM LTD.
A.B.N. – 55 004 898 962
Registered Office: Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia, 6000
Box D188 GPO Perth, Western Australia, 6840
Telephone: +61 8 9348 4000 Facsimile: +61 8 9325 8178

I invite you to find out more about Woodside. Our website has plenty of information: www.woodside.com.au.
You will find that the safety of our staff and contractors and the protection of the environment are two of our most important principles. We take seriously the need for the best ethical behaviour and operate under an extensive code of conduct.
I hope this note has answered key queries you may have of Woodside.
I have left out the financial detail of our offer. If you want a summary of it, please read the news release on our website at the address given above.

DON VOELTE
Managing Director & CEO
This letter is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of EPL. The proposed tender offer for the outstanding shares of EPL common stock described in this letter has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”). EPL stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they become available because they will contain important information. EPL stockholders may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 1-888-750-5834.
THIS LETTER DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.